Exhibit 10.2

To:	Jim Bresingham

cc:	Bob Tieken

From:	Rene’ C. Gibson

Date:	June 27, 2007

Jim:

As discussed, this letter of agreement and the accompanying Confidentiality, Proprietary Rights and Non-Solicitation Agreement (“Confidentiality Agreement”) have been prepared in recognition of your importance to SIRVA, Inc. and to confirm the terms of your new position. This letter supersedes your offer letter effective July 1, 2004.

Position:  Executive Vice President and Chief Accounting Officer and acting Chief Financial Officer reporting to Bob Tieken, interim Chief Executive Officer.   Your position has been banded as a   VP 19.

Salary: Effective June 8, 2007, your salary increased to $240,000 per year, payable in bi-weekly installments.  The salary is quoted on an annual basis for convenience only and does not imply employment for a specific term, nor alter the “at will” status of your employment.

Effective Date:  January 1, 2006 (With respect to the position of acting Chief Financial Officer only, June 8, 2007).

Annual Bonus/Commissions:  You will be eligible to participate in SIRVA’s Management Incentive Program, which at your position has an annualized potential of 70% base salary. SIRVA’s Management Incentive Program is subject to change by the Compensation Committee of the Board.

Executive Benefits:

Company Car Allowance:	$13,400 annually
Financial Planning:	$4,200 annually
Executive Physical:	$1,000 annually

Severance.  In the event your employment is terminated by SIRVA “Without Cause” or  by you “For Good Reason” (as defined below), in addition to other amounts otherwise payable to you through your last day of employment, SIRVA will pay to you, as severance, the following additional amounts:

(i) a pro rata portion of your bonus for the year in which your termination occurs, based on the bonus criteria SIRVA applies to bonus awards at that time, payable on the normal and customary pay-out date and (ii) continued payment of your base salary and health benefits for  twelve  (12) months after termination of your employment with SIRVA. Payment of the severance described in this paragraph would be subject to your execution of a general release and standard provisions affirming your obligations under your Confidentiality Agreement.   The severance described above will be paid in lieu of any other amounts you may be eligible to receive under the terms of any other severance plan, policy, or program.

The term “Without Cause” means a termination of your employment by SIRVA for reasons other than (i) the  failure to substantially perform the duties and obligations of your employment (other than any such failure due to a physical or mental illness), (ii)  serious misconduct that has caused or is reasonably expected to result in  injury to SIRVA or any of its affiliates, (iii) conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony, or (iv) the willful or material breach of any of your obligations under the Confidentiality Agreement, SIRVA Code of Business Conduct  or under any other SIRVA policy, written agreement or covenant with SIRVA or any of its affiliates.

The term ““For Good Reason” shall mean a termination by you of your employment with SIRVA within 30 days following the occurrence without your consent, of any of the following events: (i) the assignment to you of duties that are materially different from, and that  result in a material diminution of, the duties that you assumed as Executive Vice President and Chief Accounting Officer on January 1, 2006,  (ii) a reduction in the rate of your annual base salary other than in connection with an across the board reduction of the base salaries of the executive officers of SIRVA or, (iii) a change in your principal work location to a location more than 50 miles from your prior work location and residence, provided in any such case that within 30 days following the occurrence of any such event, you shall have delivered written notice to SIRVA of your intention  to terminate your employment For Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to your right to terminate your employment For Good Reason, and SIRVA shall not have reasonably cured such circumstances.

Change of Control:  In the event your employment is terminated by SIRVA Without Cause or by you For Good Reason, as defined above, within two years following a “change of control”, you shall be entitled to receive a payment equal to (12) twelve months base salary. In addition, you shall also receive a pro rata bonus for the year in which your termination occurs based on the criteria SIRVA applies to bonus awards at that time. “Change of Control” shall have the same meaning as set forth in the SIRVA, Inc. Omnibus Stock Incentive Plan.

I have enclosed a copy of this offer letter for your records.  If you are in agreement with the terms contained herein, please sign, date and return the enclosed copy of the offer letter and the Confidentiality Agreement and return them to me in the enclosed envelope.

Congratulations on your continued role.  We are very excited and look forward to your continued contributions!   If you have any questions, please do not hesitate to call me at (630) 570-3510.

Sincerely,

/s/ Rene’ C. Gibson
Senior Vice President Human Resources

Enclosures: 1 copy of offer letter, Confidentiality, Proprietary Rights and Non-Solicitation Agreement

Accepted and Agreed to this 1st day of July, 2007

/s/ James Bresingham

/s/ Rene’ C. Gibson	7/3/07